SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

                    Certification and Notice of Termination of Registration under 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                        Commission File Number 333-43167

                       CITICORP MORTGAGE SECURITIES, INC.
           (Issuer in respect of the REMIC Pass-Through Certificates)
             (Exact name of registrant as specified in its charter)

                          909 Third Avenue, 30th Floor
                            New York, New York 10043
                                 (212) 559-6727
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     REMIC Pass-Through Certificates, Series 1998-5
            (Title of each class of securities covered by this Form)

                                 Not Applicable
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d)remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)       [ ]          Rule 12h-3(b)(1)(ii)      [ ]
    Rule 12g-4(a)(1)(ii)      [ ]          Rule 12h-3(b)(2)(i)       [ ]
    Rule 12g-4(a)(2)(i)       [ ]          Rule 12h-3(b)(2)(ii)      [ ]
    Rule 12g-4(a)(2)(ii)      [ ]          Rule 15d-6                [x]
    Rule 12h-3(b)(1)(i)       [ ]

Approximate number of holders of record as of the certification or notice date:  10

      Pursuant to the requirements of the Securities Exchange Act of 1934, Citicorp Mortgage Securities, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated as of: January 26, 1999                      BY:      /s/ Carol Koch
                                                            --------------
                                                            Carol Koch
                                                            Assistant Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.